EXHIBIT 99.1 - REPORT OF AUDIT COMMITTEE Audit Committee Report

Report of the Audit Committee

February 9, 2001

Board of Directors

Electronic Systems Technology, Inc.

The Audit Committee has conducted oversight activities for Electronic Systems Technology, Inc. in accordance with the duties and responsibilities outlined in the Audit Committee charter.

The Audit Committee, with the assistance of the Company's accounting department and Management, has fulfilled is objectives and responsibilities as specified by the Audit Committee charter, and has provided adequate and appropriate independent oversight and monitoring of Electronic Systems Technology's systems of internal control for the year ended December 31, 2000.

These activities included, but were not limited to, the following accomplishments for the year ended December 31, 2000:

Reviewed and discussed the audited financial statements for the year ended December 31, 2000 with Management

Discussed with Robert Moe & Associates, P.S. matters requiring discussion by Statement of Auditing Standards (SAS) No. 61.

Discussed with, and received written disclosures and a letter from Robert Moe & Associates, P.S. relating to their independence, as required by Independence Standards Board Standard No. 1.

Based on the above, the Audit Committee recommends the audited financial statements for the year ended December 31, 2000 be included in Electronic Systems Technology's Annual Report on Form 10KSB to be filed with the Securities and Exchange Commission.

Respectfully submitted,

Electronic Systems Technology, Inc Audit Committee

Melvin H. Brown, Chairman

John L. Schooley

Robert Southworth